EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 23, 2010
PAYCHEX, INC. REPORTS FISCAL 2010 RESULTS
June 23, 2010
FISCAL 2010 HIGHLIGHTS
•	Service revenue decreased 3% to $1.9 billion.

•	Total revenue decreased 4% to $2.0 billion.

•	Operating income decreased 10% to $724.8 million, and operating income, net of certain items, decreased 6% to $688.5 million.

•	Operating income reflected an $18.7 million expense charge to increase the litigation reserve during the third quarter of fiscal 2010 related to the Rapid Payroll court decision.

•	Net income and diluted earnings per share decreased 11% to $477.0 million and $1.32 per share, respectively.

•	Cash flow from operations was $610.9 million.

•	Dividends paid to stockholders were $448.6 million, representing 94% of net income.
     ROCHESTER, NY, June 23, 2010 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $2.0 billion for the fiscal year ended May 31, 2010 (“fiscal 2010”), a decrease of 4% from $2.1 billion for the prior fiscal year ended May 31, 2009 (“fiscal 2009”). Net income and diluted earnings per share decreased 11% to $477.0 million and $1.32 per share, respectively. Our results for fiscal 2010 were impacted by an expense charge of $18.7 million to increase the litigation reserve, which reduced diluted earnings per share by $0.03 per share.
      Commenting on our results, Jonathan J. Judge, President and Chief Executive Officer said, “Fiscal 2010 was a challenging year. Difficult economic conditions adversely impacted our revenue growth, as they contributed to a 3.2% decline in our client base, a 4.9% decline in new client sales, and a 2.6% decline in checks per client for fiscal 2010. On a positive note, we experienced slightly better client retention, and for the first time since the third quarter of fiscal 2007, we experienced an increase in checks per client for a quarter. During the fourth quarter of fiscal 2010, checks per client increased 1.1%. We are encouraged by, yet remain cautious about the modest improvement we have seen in many of our key indicators as we exit fiscal 2010.”
      Mr. Judge added, “We are very pleased with how our team has responded to these challenging times. Maintaining our core business strategy and remaining focused on expense management has resulted in operating income, net of certain items, as a percentage of total service revenue of 35.4%, which met our expectations. We continue to provide excellent customer service, invest in our business, and generate positive cash flow. We returned $448.6 million to our stockholders in the form of dividend payments.”
     Payroll service revenue decreased 5% to $1.4 billion for fiscal 2010, as the cumulative effect of the weak economic environment negatively impacted our client base and check volume. During fiscal 2010, our client base declined 3.2% to approximately 536,000 clients as of May 31, 2010. Our checks per client decreased 2.6% for fiscal 2010 compared to a decrease of 2.9% for fiscal 2009. Checks per client have shown modest improvement in each sequential quarter of fiscal 2010, reflecting year-over-year declines of 5.0%, 3.7%, and 2.2% for the first through third fiscal quarters, and an increase of 1.1% for the three months ended May 31, 2010 (the “fourth quarter”).
     As of May 31, 2010, 94% of our clients utilized our payroll tax administration services, compared to 93% as of May 31, 2009, and nearly all of our new clients purchase these services. Employee payment services utilization was 77% as of May 31, 2010 compared to 75% as of May 31, 2009, with over 80% of our new clients selecting these services.

     Human Resource Services revenue increased 3% to $540.9 million for fiscal 2010. Growth in these services was generated from the following:

As of:	May 31,		May 31,
$ in billions	2010	Change	2009	Change

Paychex HR Solutions client employees served	502,000	11%	453,000	3%
Paychex HR Solutions clients	19,000	8%	18,000	10%
Insurance services clients (1)	92,000	7%	86,000	9%
Retirement services clients	51,000	3%	50,000	2%
Asset value of retirement services client employees’ funds	$11.3	33%	$8.5	(12%)

(1) Includes workers’ compensation insurance clients and health and benefits services clients.
     Recovery in the financial markets and increased levels of larger plans converting to Paychex has driven the 33% increase in the asset value of retirement services client employees’ funds. Growth in certain products that primarily support our Major Market Services clients has also positively contributed to Human Resource Services revenue growth.
     Dampening our revenue growth has been the cumulative effect of weak economic conditions on our client base growth. This particularly affected retirement services, although we have seen client growth for retirement services rebound somewhat late in fiscal 2010. In addition, retirement services revenue growth was negatively impacted by $12.4 million related to billings in fiscal 2009 for client plan restatements required by statute, which are not expected to recur for approximately six years. In fiscal 2010, we sold Stromberg time and attendance, an immaterial component of Paychex. Human Resource Services revenue growth, excluding Stromberg revenue and retirement plan restatement billings, would have been 8% for both fiscal 2010 and fiscal 2009.
     Total expenses for fiscal 2010 were flat compared to fiscal 2009. During fiscal 2010, we recognized an expense charge of $18.7 million to increase the litigation reserve. Excluding this expense charge, total expenses would have decreased 2%. This decline resulted from cost control measures and lower headcount, offset somewhat by costs related to continued investment in our sales force, customer service, and technological infrastructure.
     For fiscal 2010, our operating income was $724.8 million, a decrease of 10% from the prior fiscal year. Operating income, net of certain items (see Note 1 on page 4 for further description) decreased 6% to $688.5 million for fiscal 2010 as compared to $729.7 million for fiscal 2009.

	For the three months ended May 31,			For the twelve months ended May 31,
$ in millions	2010	2009	Change	2010	2009	Change

Operating income	$173.6	$174.3	—	$724.8	$805.2	(10%)
Excluding:
Interest on funds held for clients	(13.7)	(15.1)	(9%)	(55.0)	(75.5)	(27%)
Expense charge to increase the litigation reserve	—	—	—	18.7	—	100%

Operating income, net of certain items	$159.9	$159.2	—	$688.5	$729.7	(6%)

     For fiscal 2010, interest on funds held for clients decreased 27% to $55.0 million due to lower average interest rates earned and lower average investment balances, offset somewhat by higher net realized gains on sales of available-for-sale securities. Average investment balances for funds held for clients declined 5% for fiscal 2010 compared to the prior year as a result of the cumulative adverse effect of weak economic conditions on our client base and lower tax withholdings for client employees resulting from the American Recovery and Reinvestment Act of 2009 (the “economic stimulus package”), partially offset by the impact of increases in state unemployment insurance rates for the 2010 calendar year. The economic stimulus package went into effect in April 2009, and its impact on year-over-year comparisons of average invested balances has abated in the fourth quarter. This factor, along with the increases in state unemployment insurance rates, resulted in average invested balances for funds held for clients growing 3% for the fourth quarter of fiscal 2010.
     Investment income, net decreased 34% to $4.5 million. This was the result of lower average interest rates earned, offset somewhat by higher average investment balances resulting from the investment of cash generated from operations.

     Average investment balances and interest rates are summarized below:

	For the three months ended May 31,			For the twelve months ended May 31,
$ in millions	2010	2009	Change	2010	2009	Change

Average investment balances:
Funds held for clients	$3,511.2	$3,395.9	3%	$3,167.9	$3,323.3	(5%)
Corporate investments	$697.6	$607.4	15%	$653.8	$538.2	21%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.5%	1.7%		1.6%	2.2%
Corporate investments	0.8%	0.7%		0.8%	1.4%

Net realized gains:
Funds held for clients	$0.9	$0.3		$3.2	$1.1
Corporate investments	$—	$—		$—	$—

     We continue to follow our investment strategy of maximizing liquidity and protecting principal. In the past twenty months, this has translated to significantly lower yields on high quality instruments, impacting our income earned on funds held for clients and corporate investments. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings. We limit the amounts that can be invested in any single issuer. All the investments we held as of May 31, 2010 are traded in active markets. Since September 2008, our primary short-term investment vehicle has been United States (“U.S.”) agency discount notes. We have seen gradual improvements in liquidity in certain money market sectors, and in November 2009 we began to invest in select A-1/P-1-rated variable rate demand notes.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $66.6 million as of May 31, 2010, compared with a net unrealized gain of $66.7 million as of May 31, 2009. During fiscal 2010, the net unrealized gain on our investment portfolios ranged from $55.1 million to $82.4 million. The net unrealized gain on our investment portfolios was approximately $62.4 million as of June 18, 2010.
FOURTH QUARTER FISCAL 2010 HIGHLIGHTS
     Our year-over-year comparisons for the fourth quarter are better than the respective comparisons for the full fiscal year. Checks per client increased 1.1% for the fourth quarter compared to a decline of 2.6% for the full year fiscal 2010. Our retirement services client growth rebounded, ending the fiscal year up 3% compared to May 31, 2009, whereas as of February 28, 2010 it was flat year-over-year. Our average invested balances for funds held for clients increased 3% for the fourth quarter, compared to a 5% decline for the full fiscal year.
     Highlights of our fourth quarter financial results are as follows:
•	Payroll service revenue decreased 2% to $341.3 million.

•	Human Resource Services revenue increased 6% to $141.2 million. Human Resource Services revenue would have increased 13% if the unusual items mentioned previously were excluded from both quarters.

•	Total revenue of $496.2 million was flat compared to the same period last year.

•	Combined interest on funds held for clients and investment income, net decreased 6%.

•	Both operating income of $173.6 million and operating income, net of certain items, of $159.9 million were flat compared to the same period last year.

•	Net income increased 2% to $115.5 million. Diluted earnings per share of $0.32 per share were flat compared to the same period last year.

RAPID PAYROLL, INC. LITIGATION
     During the three months ended February 28, 2010, we recognized $18.7 million of additional expense related to the Rapid Payroll, Inc. (“Rapid Payroll”) litigation that commenced in August 2001, and has been previously disclosed. On March 9, 2010, the Court of Appeal of the State of California upheld a jury verdict issued on June 27, 2007 in litigation brought by one of the licensees. In that case, the California Superior Court, Los Angeles County jury awarded to the plaintiff $15.0 million in compensatory damages and subsequently awarded an additional $11.0 million in punitive damages. Paychex satisfied the judgment, including statutory interest, without further appeal. This was the final pending matter in the Rapid Payroll litigation.
OUTLOOK
     Our outlook for the fiscal year ending May 31, 2011 (“fiscal 2011”) is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. We project that Payroll service revenue for fiscal 2011 will be flat compared to fiscal 2010. Human Resource Services revenue is anticipated to increase in the range of 10% to 13%. Interest on funds held for clients is expected to decrease in the range of 12% to 17%, while investment income, net is expected to increase in the range of 24% to 27%.
     Operating income, net of certain items, as a percentage of total service revenue is expected to range from 34% to 35% for fiscal 2011. The effective income tax rate is expected to approximate 35% for fiscal 2011. Net income is expected to improve slightly over fiscal 2010. However, when the impact of the expense charge to increase the litigation reserve is excluded from fiscal 2010, net income growth for fiscal 2011 is expected to be flat.
Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in fiscal 2010 to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures the comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
CURRENT REPORT ON FORM 8-K
     We will file a Current Report on Form 8-K (“Form 8-K”) by the close of business on the same day as this press release is issued, and this will be available at www.paychex.com. The Form 8-K will furnish as exhibits this press release and a preliminary Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”). This press release should be read in conjunction with the preliminary MD&A. The MD&A furnished with the Form 8-K is preliminary and is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the SEC. We expect to file our fiscal 2010 Annual Report on Form 10-K (“Form 10-K”) with the SEC within 60 days following our May 31, 2010 fiscal year end. The fiscal 2010 Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and final MD&A that will satisfy the requirements of Item 303 of Regulation S-K.

CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 24, 2010 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations: Media Inquiries:	John Morphy, CFO, or Terri Allen Laura Saxby Lynch	585-383-3406 585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
     Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2010	2009	Change	2010	2009	Change

Revenue:
Payroll service revenue	$341,283	$347,913	(2%)	$1,404,856	$1,483,671	(5%)
Human Resource Services revenue	141,201	132,946	6%	540,933	523,634	3%

Total service revenue	482,484	480,859	—	1,945,789	2,007,305	(3%)
Interest on funds held for clients (1)	13,727	15,074	(9%)	55,031	75,454	(27%)

Total revenue	496,211	495,933	—	2,000,820	2,082,759	(4%)

Expenses:
Operating expenses	163,083	166,872	(2%)	653,585	680,518	(4%)
Selling, general and administrative expenses	159,514	154,747	3%	622,440	597,041	4%

Total expenses	322,597	321,619	—	1,276,025	1,277,559	—

Operating income	173,614	174,314	—	724,795	805,200	(10%)

Investment income, net (1)	1,281	825	55%	4,513	6,875	(34%)

Income before income taxes	174,895	175,139	—	729,308	812,075	(10%)

Income taxes	59,373	61,335	(3%)	252,309	278,530	(9%)

Net income	$115,522	$113,804	2%	$476,999	$533,545	(11%)

Basic earnings per share	$0.32	$0.32	—	$1.32	$1.48	(11%)

Diluted earnings per share	$0.32	$0.32	—	$1.32	$1.48	(11%)

Weighted-average common shares outstanding	361,451	360,892		361,359	360,783

Weighted-average common shares outstanding, assuming dilution	362,032	361,034		361,728	360,985

Cash dividends per common share	$0.31	$0.31	—	$1.24	$1.24	—

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	May 31,	May 31,
	2010	2009
ASSETS
Cash and cash equivalents	$284,316	$472,769
Corporate investments	82,496	19,710
Interest receivable	28,672	27,722
Accounts receivable, net of allowance for doubtful accounts	186,587	177,958
Deferred income taxes	3,799	10,180
Prepaid income taxes	6,653	2,198
Prepaid expenses and other current assets	25,540	27,913

Current assets before funds held for clients	618,063	738,450
Funds held for clients	3,541,054	3,501,376

Total current assets	4,159,117	4,239,826
Long-term corporate investments	290,106	82,234
Property and equipment, net of accumulated depreciation	267,583	274,530
Intangible assets, net of accumulated amortization	63,262	76,641
Goodwill	421,559	433,316
Deferred income taxes	21,080	16,487
Other long-term assets	3,592	4,381

Total assets	$5,226,299	$5,127,415

LIABILITIES
Accounts payable	$37,305	$37,334
Accrued compensation and related items	163,219	135,064
Deferred revenue	3,447	9,542
Deferred income taxes	17,005	17,159
Litigation reserve	—	20,411
Other current liabilities	41,225	44,704

Current liabilities before client fund obligations	262,201	264,214
Client fund obligations	3,479,977	3,437,679

Total current liabilities	3,742,178	3,701,893
Accrued income taxes	27,468	25,730
Deferred income taxes	7,803	12,773
Other long-term liabilities	46,871	45,541

Total liabilities	3,824,320	3,785,937

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600,000 shares; Issued and outstanding: 361,463 shares as of May 31, 2010 and 360,976 shares as of May 31, 2009, respectively	3,615	3,610
Additional paid-in capital	499,665	466,427
Retained earnings	856,290	829,501
Accumulated other comprehensive income	42,409	41,940

Total stockholders’ equity	1,401,979	1,341,478

Total liabilities and stockholders’ equity	$5,226,299	$5,127,415

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the twelve months ended
	May 31,
	2010	2009
OPERATING ACTIVITIES
Net income	$476,999	$533,545
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	86,445	85,772
Amortization of premiums and discounts on available-for-sale securities	35,048	22,956
Stock-based compensation costs	25,580	25,707
Benefit for deferred income taxes	(3,856)	(1,866)
Provision for allowance for doubtful accounts	2,631	2,910
Provision for litigation reserve	18,700	—
Net realized gains on sales of available-for-sale securities	(3,232)	(1,135)
Changes in operating assets and liabilities:
Interest receivable	(950)	6,713
Accounts receivable	(10,190)	3,818
Prepaid expenses and other current assets	(2,570)	8,356
Accounts payable and other current liabilities	(15,003)	(10,049)
Net change in other assets and liabilities	1,321	12,044

Net cash provided by operating activities	610,923	688,771

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(1,554,950)	(16,365,721)
Proceeds from sales and maturities of available-for-sale securities	1,152,019	17,958,518
Net change in funds held for clients’ money market securities and other cash equivalents	61,733	(1,101,371)
Purchases of property and equipment	(61,262)	(64,709)
Proceeds from sales of property and equipment	—	618
Acquisition of businesses, net of cash acquired	—	(6,466)
Proceeds from sale of business	13,050	—
Purchases of other assets	(11,912)	(16,407)

Net cash (used in)/provided by investing activities	(401,322)	404,462

FINANCING ACTIVITIES
Net change in client fund obligations	42,298	(346,002)
Dividends paid	(448,558)	(447,732)
Proceeds from and excess tax benefit related to exercise of stock options	8,206	9,033

Net cash used in financing activities	(398,054)	(784,701)

(Decrease)/increase in cash and cash equivalents	(188,453)	308,532
Cash and cash equivalents, beginning of period	472,769	164,237

Cash and cash equivalents, end of period	$284,316	$472,769